Exhibit 99(c)(4)

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[GRAPHIC]

Confidential Discussion Materials Prepared for:

The Special Committee of the Board of Directors Regarding Project Slap Shot

December 6, 2005

[LOGO]

Global Markets & Investment Banking Group

CONFIDENTIAL

Overview of Leonard Green’s Revised Offer

Offer Dated November 30, 2005

•                  Offer Price:

•                  $36.00 in cash per share

•                  No Solicitation:

•                  Allows the Company to solicit offers for 10 days following the signing date of any definitive agreement

•                  During this 10 day period, the Company may initiate contact with any party (strategic or financial) in an effort to obtain a competing Acquisition Proposal

•                  Permits the Company to provide non-public information to other interested parties pursuant to one or more Confidentiality Agreements, provided that LGP is given the same non-public materials provided to other interested parties

•                  After the signing of an acquisition agreement with LGP, but prior to obtaining Company Shareholder Approval, the Company may participate in discussions or negotiations with any interested party that submits a written Acquisition Proposal that the Company believes in good faith to be bona fide

•                  After considering such written Acquisition Proposal, the Board of Directors of the Company may make an Adverse Recommendation Change with regards to the LGP offer if it determines in good faith that failure to do so is inconsistent with its fiduciary duties

•                  Additional Contract Items:

•                  Inclusion of a standard Material Adverse Effect clause in any definitive agreement

•                  LGP will not include a provision for a reverse break-fee

•                  Conditions to Proposal:

•                  Reaching an agreement with the ongoing management of TSA with respect to their investments and equity position in TSA and their continuing roles as managers of the Company

•                  Completion of confirmatory legal and accounting due diligence

•                  Negotiation of a satisfactory purchase and sale agreement with standard representations and warranties

•                  Offer letter indicates that proposal is withdrawn upon the public disclosure of its existence and its relevant terms

•                  Timing:

•                  Estimated 20 days for accounting and legal advisors to complete accounting and legal due diligence

Recent Stock and Volume Performance

Stock Price Performance

[CHART]

Daily Trading Volume

(Shares in thousands)

[CHART]

% Change of Stock From Prior Day

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Time Period	Average Daily Trading Volume
Last Month	611,148
Last 3 Months	569,167
Last Year	550,998

Note:                  As of December 2, 2005.

Source: FactSet.

Implied Multiples Analysis

(Dollars in Millions, Except per Share Data)

		Offer Premium to
		Day of Current	Day of Previous			Transaction Value		Offer Value as a Multiple of EPS (4)
		Offer 11/30	Offer 10/24	Offer	Transaction	as a Multiple of		2005E				2006E
	Offer Price	($31.47)	($28.75)	Value (1)	Value (2)	2005E EBITDA (3)		Street		Mgmt		Street		Mgmt

As of Day of Previous Offer (10/24/05):	$28.75	—	—	$775	$1,125	6.2	x	14.0	x	14.2	x	12.4	x	12.8	x

As of 12/2/05:	31.20	—	9%	844	1,194	6.6		15.2		15.4		13.5		13.9

10/24/05 Offer:	34.00	8%	18%	922	1,272	7.1		16.6		16.7		14.7		15.1

	35.00	11%	22%	951	1,301	7.2		17.1		17.2		15.2		15.6

Current Offer:	36.00	14%	25%	979	1,329	7.4		17.6		17.7		15.6		16.0

	37.00	18%	29%	1,007	1,357	7.5		18.0		18.2		16.0		16.4

	38.00	21%	32%	1,036	1,386	7.7		18.5		18.7		16.5		16.9

	39.00	24%	36%	1,064	1,414	7.8		19.0		19.2		16.9		17.3

	40.00	27%	39%	1,092	1,442	8.0		19.5		19.7		17.3		17.8

TSA’s Statistics						$180		$2.05		$2.03		$2.31		$2.25

(1)       Based on treasury stock method. Source: primary shares outstanding as of July 31, 2005 of 26.2 million per form 10-Q and 2.2 million options outstanding with an effective average strike price of $19.83 as of January 31, 2005 per form 10-K.

(2)       Net debt as of October 29, 2005 per Q3 2005 earnings release.

(3)       Based on management estimates.

(4)       Street numbers based upon First Call consensus estimates as of December 2, 2005; Management numbers based upon indications from Company management; 2006E EPS does not include impact of 53rd week.

Research Analyst Perspectives on Market Valuation

Comparison of Estimates and Price Targets Following Q3 Earnings Announcement

							EPS Estimate
	Rating		Price Target				2005E As Of:		%	2006E As Of:		%
Firm / (Analyst)	11/17/05	12/2/05	11/17/05		12/2/05		11/17/05	12/2/05	Change	11/17/05	12/2/05	Change

Banc of America / (Robert Ohmes)	Neutral	Neutral	$32		$32		$2.05	$2.05	0%	$2.30	$2.27	(1)%

Caris & Company / (Claire Gallach)	Buy	Buy	—		—		2.00	2.04	2%	2.32	2.33	0%

Credit Suisse First Boston / (Gary Balter)	Buy	Buy	40		40		2.00	2.04	2%	2.34	2.34	—

Deutsche Bank / (Jason West)	Buy	Buy	38		38		2.01	2.05	2%	2.25	2.28	1%

Friedman, Billings, Ramsey / (Jeff Sonnek)	Buy	Buy	37		37		2.03	2.06	2%	2.37	2.38	0%

Harris Nesbitt / (Sean McGowan)	Neutral	Neutral	32		34		1.98	2.05	4%	2.20	2.30	5%

Legg Mason / (David Schick)	Buy	Buy	35		35		1.98	2.04	3%	2.36	2.38	1%

Morgan Keegan / (John Lawrence)	Buy	Buy	—		—		2.01	2.05	2%	—	—	—

Sidoti & Company / (Anthony Lebiedzinski)	Buy	Buy	39		40		1.97	2.04	4%	2.32	2.37	2%

SunTrust Robinson Humphrey / (David McGee)	Neutral	Neutral	—		—		2.02	2.06	2%	2.35	2.35	—

Susquehanna Financial Group / (John Shanley)	Buy	Buy	—		—		2.03	2.05	1%	2.33	2.36	1%

Thomas Weisel Partners / (Jim Duffy)	Neutral	Neutral	—		—		1.89	2.07	10%	2.10	2.28	9%

Wachovia Securities / (Ralph Jean)	Neutral	Neutral	—		—		1.93	2.03	5%	2.10	2.10	—

First Call Consensus EPS			$36	(1)	$37	(1)	$2.00	$2.05	3%	$2.28	$2.31	1%

Management Estimates							$2.03	$2.03		$2.25	$2.25

Management Estimates Above / (Below) Street							2%	(1)%		(1)%	(3)%

Source: Bloomberg.

(1)                               Represents average of above.

Summary of Implied Valuation

(Valuation Analyses Based on Management Estimates)

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(1)       Assumes 12.0% - 14.0% discount rate range and 6.0x - 7.0x terminal EBITDA multiple range.

(2)       Assumes 14.0% discount rate (cost of equity) and based on a forward P/E multiple of 13.8x.

(3)       Assumes $100 million share repurchase executed on January 31, 2006 at a 10% premium to $31.50. Funded with debt at 8.5%.

(4)       Reflects a 25% - 35% rate of return to the sponsor, based on Company projections, assuming a 6.5x terminal EBITDA multiple.

(5)       Assumes $3.00 per share premium to financial sponsor transaction.

Comparable Company Operating Metrics and Valuation

Relative Operating Metrics

LTM EBIT Margin	5-Year Growth Rate (1)	Sales per Square Foot (2)

[CHART]	[CHART]	[CHART]

Relative Valuation

2006 P/E (3)	2006 PEG (3)	EV/2005 EBITDA (3)

[CHART]	[CHART]	[CHART]

Note:  As of December 2, 2005.

(1)       Source: I/B/E/S estimates.

(2)       Source: Company filings and Wall Street research. Latest fiscal year data.

(3)       Earnings estimates based on First Call and Wall Street research calendarized to December or closest month thereafter. EBITDA multiple for TSA based on Wall Street research dated November 18, 2005.

(4)       Represents 2005 P/E, 2005 PEG and 2004 EBITDA multiple.